CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-136605, 333-118202, and 333-150570) of BorgWarner Inc. of our report dated May 26, 2010 relating to the financial statements of the BorgWarner Inc. Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Detroit, MI

May 26, 2010